 Exhibit 5.1

Robyn P. Turner

Vice President, Assistant General Counsel and Corporate Secretary

Selective Insurance Group, Inc.

40 Wantage Avenue

Branchville, New Jersey 07890

Tel: (973) 948-3000

March 1, 2019

Selective Insurance Group, Inc.

40 Wantage Avenue

Branchville, New Jersey 07890

RE:	Selective Insurance Group, Inc. – Senior Notes Offering

Ladies and Gentlemen:

I am Vice President, Assistant General Counsel and Corporate Secretary of Selective Insurance Group, Inc., a New Jersey corporation (the “Company”), and, in such capacity, have acted as counsel to the Company in connection with the public offering of $300,000,000 aggregate principal amount of the Company’s 5.375% Senior Notes due 2049 (the “Securities”) to be issued under the Indenture, dated as of February 8, 2013 (the “Base Indenture”), as supplemented by the Second Supplemental Indenture, dated as of March 1, 2019 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Company entered into an Underwriting Agreement, dated as of February 27, 2019, with RBC Capital Markets, LLC, Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein (the “Underwriters”), relating to the sale of the Securities by the Company to the Underwriters.

This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

I have examined (i) the Underwriting Agreement, (ii) the Base Indenture, (iii) the Supplemental Indenture, (iv) the Company’s registration statement on Form S-3 (File No. 333-225452) (the “Registration Statement”) relating to debt securities and other securities of the Company filed on June 6, 2018 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), together with its filed exhibits and including information deemed to be a part of the Registration Statement pursuant to Rule 430B of the General Rules and Regulations under the Securities Act, (v) the global certificate evidencing the Securities, registered in the name of Cede & Co. (the “Note Certificate”), (vi) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect (the “Certificate of Incorporation”), (vii) the By-Laws of the Company, as currently in effect (the “By-Laws”), (viii) a copy of certain resolutions of the Board of Directors of the Company, adopted on February 27, 2019 and (ix) originals or copies, certified or otherwise identified to my satisfaction, of such documents and records of the Company and such other documents and records as in my judgment are necessary or appropriate as a basis for the opinions stated in this opinion.

I have relied upon, and not independently verified, the oral or written statements and representations of other officers and representatives of the Company regarding facts material to the opinions, statements, and assumptions stated in this letter.

My opinions below are limited to the laws of the State of New Jersey and the federal laws of the United States of America to the extent referred to specifically herein, and I do not express any opinion concerning any other law.

Based on the foregoing and subject to the qualifications stated herein, I opine that:

(a)	The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of New Jersey;

(b)	The Note Certificate has been duly authorized by all requisite corporate action on the part of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K being filed with the Commission today, and to its incorporation by reference into the Registration Statement. I also hereby consent to the use of my name under the heading “Legal Matters” in the prospectus, dated February 27, 2019, which forms a part of, and is included in, the Registration Statement. In giving this consent, I am not admitting that I am a person whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Robyn P. Turner

Robyn P. Turner